Exhibit 3.1

EXHIBIT A

CERTIFICATE OF DESIGNATIONS OF
7% NON-CUMULATIVE, NON-VOTING, NON-CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES B OF
MID PENN BANCORP, INC.

Mid Penn Bancorp, Inc. (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certifies that pursuant to the provisions of Sections 1521 and 1522 of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”), its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Company, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, convertibility, dissolution or the distribution of assets or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Pennsylvania Business Corporation Law; and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the 7%  Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, of the Company and the number of shares constituting such series of preferred stock; and

WHEREAS, the Board of Directors intends that the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, will qualify as Tier 1 capital for purposes of regulatory capital requirements as determined by the Board of Governors of the Federal Reserve System.

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, and the relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, or the holders thereof are as follows:

1. DEFINITIONS.

“BOARD OF DIRECTORS” shall mean the Board of Directors of the Company or an authorized committee thereof.

“BUSINESS DAY” means any day except Saturday, Sunday, and any day on which banking institutions in the Commonwealth of Pennsylvania generally are authorized or required by law or other governmental actions to close.

“CAPITAL STOCK” shall mean the capital stock of the Company, whether designated as common, preferred or otherwise.

“COMMON STOCK” shall mean the Common Stock, par value $1.00 per share, of the Company.

“COMPANY” shall have the meaning set forth in the preamble hereto.

“DIVIDEND PAYMENT DATE” shall have the meaning set forth in Section 4 hereof.

“DIVIDEND RATE” shall mean 7% per annum of the Liquidation Preference of the Series B Preferred Stock or $70.00 per annum for each share of Series B Preferred Stock. The Dividend Rate shall be calculated on the basis of four equal quarters of 90 days each without regard for the actual number of days elapsed.

“FEDERAL RESERVE BOARD” shall mean the Board of Governors of the Federal Reserve System.

“LIQUIDATION PREFERENCE” shall mean $1,000.00 with respect to each share of 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B.

“PARITY SHARES” shall mean any issued and outstanding Capital Stock of the Company ranking pari passu with the Series B Preferred Stock.

“PERSON” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“REDEMPTION DATE” shall have the meaning set forth in Section 8(a) hereof.

“SERIES B PREFERRED STOCK” shall have the meaning set forth in Section 2 hereof.

“SUBSIDIARY” of any Person shall mean any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

2. DESIGNATION; NUMBER OF SHARES.

The designation of the preferred stock authorized by this resolution shall be “7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B”, consisting of 5,000 shares, par value $1.00 per share (hereinafter referred to as the “Series B Preferred Stock”).

3. RANKING.

Series B Preferred Stock shall rank, with respect to the payment of dividends and with respect to distributions, whether upon liquidation, dissolution, winding up or otherwise, (i) senior to the Common Stock of the Company and to all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank junior to the Series B Preferred Stock, (ii) equally with every other class or series of Capital Stock from time to time issued and outstanding which is not Common Stock of the Company and which is not specifically made senior to or subordinate to the Series B Preferred Stock as to dividends or distributions and (iii) junior to the Company’s and its Subsidiaries’ subordinated debt, trust preferred securities and all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank senior to the Series B Preferred Stock.

4. DIVIDENDS.

(a) So long as any shares of Series B Preferred Stock shall be outstanding, the holders of such Series B Preferred Stock shall be entitled to receive out of funds legally available therefore, when, as, and if declared by the Board of Directors (which shall be at the Board of Directors’ discretion), non-cumulative dividends in cash at the Dividend Rate on the Liquidation Preference hereunder, with each aggregate payment to each record holder of the Series B Preferred Stock being rounded down to the nearest cent. Dividends, if declared, will be payable quarterly on February 15, May 15, August 15, and November 15 of each year (each a “Dividend Payment Date”). In the case of the dividend payable on the first Dividend Payment Date, such dividend shall be pro rated based on the number of days elapsed from the date of purchase to the first Dividend Payment Date over a quarterly dividend period of ninety (90) days. If a Dividend Payment Date is a Business Day, dividends (if declared) on the Series B Preferred Stock shall be paid on the immediately preceding Business Day and no additional dividend will accrue as a result thereof. A dividend period with respect to the current Dividend Payment Date is the period commencing on the immediately preceding Dividend Payment Date and ending on the day immediately prior to the next successive Dividend Payment Date. Each such dividend shall be payable to holders of record of the Series B Preferred Stock as they may appear on the books and records of the Company on such record dates, which shall be not more than thirty (30) nor less than fifteen (15) days preceding the applicable Dividend Payment Date, as fixed by the Board of Directors or a duly authorized committee thereof.

(b) Dividends on the Series B Preferred Stock will be non-cumulative. If the Board of Directors does not declare a dividend payable on a Dividend Payment Date in respect of the applicable dividend period, then the holders of such Series B Preferred Stock shall have no right to receive a dividend in respect of such dividend period and the Company will have no obligation to pay the dividend which otherwise may have been payable for such quarterly dividend period or to pay any interest thereon, whether or not dividends on such Series B Preferred Stock are declared for any future quarterly dividend period.

(c) So long as any shares of the Series B Preferred Stock remain outstanding, the Company shall not declare, set apart or pay any cash, stock or in-kind dividend or distribution on, or redeem, purchase, set apart or otherwise acquire, shares of Common Stock or of any other class or series of Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends or distributions (whether upon liquidation, dissolution, winding up or otherwise), unless (i) all dividends on the Series B Preferred Stock for the five (5) quarterly dividend periods ending on the immediately preceding Dividend Payment Date (or, if the Series B Preferred Stock has been outstanding for a shorter time, for all prior dividend periods) shall have been paid or are paid contemporaneously and the full quarterly dividend for the then current dividend period has been or is contemporaneously declared and set apart for payment, and (ii) the Company has not defaulted in the payment of the redemption price of any shares of Series B Preferred Stock called for redemption; provided, that the foregoing shall not prohibit dividends paid or other distributions made in Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise), or a conversion or exchange for Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise).

(d) If dividends are not paid in full on the Series B Preferred Stock and other Parity Shares, the holders of the Series B Preferred Stock and of such other Parity Shares will share ratably in any such payment of dividends in proportion to the full dividend preferences to which each is entitled.

5. LIQUIDATION RIGHTS OF SERIES B PREFERRED STOCK.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock then issued and outstanding shall be entitled to receive, with respect to each share of the Series B Preferred Stock, out of assets of the Company legally available for distribution therefor, after satisfaction of the preferences of any Capital Stock that is senior to the Series B Preferred Stock, the per share Liquidation Preference, plus an amount equal to declared but unpaid dividends, if any, prior to any payment to the holders of the Company’s issued and outstanding Common Stock or of any other issued and outstanding Capital Stock that, in accordance with the provisions of Section 3 hereof, is junior to the Series B Preferred Stock. After payment of the full amount of the Liquidation Preference and dividends which have been declared but unpaid, the holders of shares of Series B Preferred Stock and Parity Shares will not be entitled to any further participation in any distribution of assets of the Company.

(b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the  Company legally available for distribution to the holders of the issued and outstanding shares of Series B Preferred Stock and any other Parity Shares are insufficient to pay the full per share Liquidation Preference of the Series B Preferred Stock and the Parity Shares plus an amount equal to the declared but unpaid dividends, if any, on such shares, the holders of the Series B Preferred Stock and the Parity Shares shall participate ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences and dividends which have been declared but unpaid, if any, to which each is entitled.

(c) Neither the consolidation or merger of the Company with any other entity, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

6. VOTING RIGHTS.

Except as otherwise may be required by law, the Series B Preferred Stock shall not be entitled to any voting rights with respect to the affairs of the Company.

7. OPTIONAL REDEMPTION.

(a) Holders of Series B Preferred Stock shall have no right to require the Company to redeem shares of Series B Preferred Stock.

(b) Series B Preferred Stock of Series B Preferred Stock may be redeemed by the Company, in whole or in part, at any time and from time to time, at $1,020.00 per share of Series B Preferred Stock plus an amount equal to declared but unpaid dividends, if any, to the date fixed for redemption.

(c) The shares of Series B Preferred Stock may not be redeemed by the Company without the prior written consent of the Federal Reserve Board, if then required.

(d) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series B Preferred Stock and Parity Shares.

(e) Each aggregate payment of the redemption price to each record holder of the Series B Preferred Stock will be rounded down to the nearest whole cent.

8. PROCEDURE FOR REDEMPTION.

(a) In the event that the Company shall elect to redeem shares of the Series B Preferred Stock pursuant to Section 7 hereof, the Company shall mail a notice of any proposed redemption to the holders of record of the shares of Series B Preferred Stock to be redeemed, at their address of record, not less than thirty (30) nor more than sixty (60) days prior to the date for redemption elected by the Company in such notice (each such date a “Redemption Date”); provided, however, that failure to give such notice or any defect therein or in the mailing records thereof shall not affect the validity of the proceedings for the redemption of any shares to be redeemed except as to the holder to whom the Company has failed to give such notice or to whom such notice was defective. The notice of redemption to each holder of shares of Series B Preferred Stock will specify the number of shares of Series B Preferred Stock to be redeemed, the Redemption Date, the redemption price payable to the holder upon redemption, the place or places where certificates for the Series B Preferred Stock are to be surrendered for the payment of the redemption price, and shall state that from and after the Redemption Date the right to receive dividends on those shares will cease. In the event that the Company chooses to redeem less than all the shares owned by a holder, the notice shall also specify the number of shares of Series B Preferred Stock of the holder that will be redeemed. If fewer than all of the issued and outstanding shares of Series B Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series B Preferred Stock and Parity Shares.  Upon the sending of any notice of redemption, and after receipt of approval from the Federal Reserve Board and in accordance with any procedures specified therein, the Company shall become obligated to redeem on the applicable Redemption Date all such shares of Series B Preferred Stock called for redemption and the Company shall take all steps necessary to pay the Redemption Price on the Redemption Date.

(b) Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Company defaults in the payment in full of the redemption price, the right to receive dividends on the Series B Preferred Stock called for redemption shall cease on the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price on presentation and surrender of the respective certificates representing the redeemed shares) shall cease on the Redemption Date. In the event that the Company redeems less than all the shares represented by any certificate, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

(c) After the redemption of any shares of the Series B Preferred Stock, the redeemed shares will have the status of authorized but unissued shares of preferred stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Company.

9. FORM OF CERTIFICATE FOR SERIES B PREFERRED STOCK; TRANSFER AND REGISTRATION.

(a) The Series B Preferred Stock shall be issued in registered form only. The Company may treat the record holder of a share of Series B Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other Person, as such record holder appears on the books of the registrar for the Series B Preferred Stock, as the sole owner of such shares for all purposes.

(b) The transfer of a share of Series B Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Series B Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the Company.

(c) Registration of transfers of shares of Series B Preferred Stock will be effected without charge by or on behalf of the Company, but payment (or the giving of such indemnity as the Company may require) may be required of holders with respect to any tax or other governmental charges which may be imposed with respect to such transfer.

(d) The Company will not be required to register the transfer of a share of Series B Preferred Stock after a notice of redemption has been issued by the Company in accordance with Section 8 hereof.

10. PREEMPTIVE AND SUBSCRIPTION RIGHTS.

The holders of Series B Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Company.

11. CONVERSION.

The Series B Preferred Stock is not convertible into or exchangeable for any securities or property of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, MID PENN BANCORP, INC. has caused this Certificate of Designations to be signed by Rory G. Ritrievi, its President and CEO, and Kevin W. Laudenslager, its Treasurer, this 26th day of September, 2012.

MID PENN BANCORP, INC.

By:          ____________________________
Rory G. Ritrievi, President and CEO

____________________________
Kevin W. Laudenslager, Treasurer